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CONTACT:                                                  FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


               BLYTH, INC. REPORTS 1ST QUARTER SALES AND EARNINGS
                 COMPANY ACHIEVES RESULTS WITHIN PROJECTED RANGE


GREENWICH, CT, USA, May 24, 2001: Blyth, Inc. (NYSE:BTH) reported today first quarter Net Sales of $261.2 million compared with $291.4 million a year earlier. Operating Profit was $27.3 million compared to $37.3 million in the prior year period. Net Earnings for the quarter were $15.7 million versus $19.7 million a year earlier. Diluted Net Earnings Per Share for the first quarter were $0.33 per share compared to $0.41 per share for the same period last year.

A decline in the Company's direct selling operations, which management believes is temporary, was cited as the primary factor for lower sales versus the first quarter of last year. In addition, the challenging retail environment resulted in lower than expected growth in the consumer wholesale businesses. Blyth's acquisition of Midwest of Cannon Falls, Inc. last month had a negligible effect on the parent Company's first quarter results.

Commenting on the first quarter sales and earnings results, Robert B. Goergen, Chairman of the Board and CEO, said, "We achieved our Earnings Per Share goals as outlined last quarter, despite the level of caution among our customers. We believe that PartyLite is getting back on track, following the formation of an enhanced New Product Development team late last year. The impact of their efforts will be evident in the Holiday 2001 product line, which is in the production pipeline and will be introduced to consultants later this summer."

Mr. Goergen continued to say, "The ongoing effect of rising energy costs on discretionary spending, coupled with economic uncertainty and depressed European currencies, has had a significant effect on Blyth's results and is expected to continue to impact sales and earnings over the near term."

On a segment basis, Net Sales in the Candles and Home Fragrance Products businesses were $237.9 million, compared to $270.2 million in the prior year period. Operating income for this segment, at $27.6 million, compared to $37.6 million in last year's first quarter. Net sales in the Creative Expressions and Foodservice businesses totaled $23.2 million versus $21.2 million one year ago, as well as an operating loss of $0.4 million


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compared to an operating loss of $0.2 million in the prior year period. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's website.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Ambria(TM), Florasense(R) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of creative expressions and Foodservice products, including decorative seasonal products under the Midwest of Cannon Falls(R) and Impact(TM) brand names, paper-related products under the Jeanmarie(R) brand and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended April 30, 2001 totaled $1,167 million.

Blyth, Inc. may be found on the Internet at WWW.BLYTHINC.COM.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2000 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.


                                       ###
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                                   BLYTH, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                       (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                                               Three Months     Three Months
                                                                              Ended April 30,  Ended April 30,
                                                                                   2001             2000
                                                                              --------------  ---------------
Net sales                                                                      $    261,153     $    291,368
Cost of goods sold                                                                  122,496          132,889
                                                                              --------------  ---------------
    Gross profit                                                                    138,657          158,479
Selling and shipping                                                                 85,441           96,465
Administrative                                                                       24,941           23,638
Amortization of goodwill                                                                990            1,048
                                                                              --------------  ---------------
                                                                                    111,372          121,151
                                                                              --------------  ---------------
    Operating profit                                                                 27,285           37,328
                                                                              --------------  ---------------
Other expense (income)
  Interest expense                                                                    4,026            4,153
  Interest income and other                                                          (2,184)            (579)
  Equity in earnings of investee                                                        485              851
                                                                              --------------  ---------------
                                                                                      2,327            4,425
                                                                              --------------  ---------------
    Earnings before income taxes, minority interest
    and cumulative effect of accounting change                                       24,958           32,903
Income tax expense                                                                    9,284           12,373
                                                                              --------------  ---------------
    Earnings before minority interest and cumulative
     effect of accounting change                                                     15,674           20,530
Minority interest                                                                         -             (352)
                                                                              --------------  ---------------
    Earnings before cumulative effect of accounting change                           15,674           20,882
Cumulative effect of accounting change (SAB 101), net of taxes                            -           (1,153)
                                                                              --------------  ---------------
    Net Earnings                                                               $     15,674     $     19,729
                                                                              ==============  ===============

Basic:
    Net earnings per common share before cumulative
     effect of accounting change                                                $      0.33      $      0.44
    Cumulative effect of accounting change (SAB 101)                                   0.00            (0.02)
                                                                              --------------  ---------------
                                                                                $      0.33      $      0.42
                                                                              ==============  ===============
    Weighted average number of shares outstanding                                    47,086           47,982
Diluted:
    Net earnings per common share before cumulative
     effect of accounting change                                                $      0.33      $      0.43
    Cumulative effect of accounting change (SAB 101)                                   0.00            (0.02)
                                                                              --------------  ---------------
                                                                                $      0.33      $      0.41
                                                                              ==============  ===============
    Weighted average number of shares outstanding                                    47,264           48,265


                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (Unaudited)

                                                                              April 30, 2001   April 30, 2000
                                                                              ---------------  ---------------
Assets
  Cash and Cash Equivalents                                                     $     36,734      $    87,084
  Accounts Receivable, Net                                                            85,949           66,082
  Inventories                                                                        225,482          206,359
  Property, Plant & Equipment, Net                                                   263,311          272,355
  Other Assets                                                                       161,886          123,241
                                                                              ---------------  ---------------
                                                                                $    773,362     $    755,121
                                                                              ===============  ===============

Liabilities and Stockholders' Equity
  Bank Debt                                                                     $     48,724     $     49,875
  Senior Notes                                                                        17,857           21,429
  Bond Debt                                                                          150,000          150,000
  Other Liabilities                                                                  128,901          144,941
  Stockholders' Equity                                                               427,880          388,876
                                                                              ---------------  ---------------
                                                                                $    773,362     $    755,121
                                                                              ===============  ===============